Exhibit 99.1

Andrew N. Liveris to Transition Out of DowDuPont Executive Chairman Role, then Retire

Executive Chairman Transition Effective April 1, 2018

Liveris to Retire Effective July 1, 2018

MIDLAND, Mich. – March 12, 2018 – DowDuPont (NYSE: DWDP) today announced that Andrew N. Liveris will be transitioning out of the role as Executive Chairman, and then retiring as the Materials Science Division of the company progresses on its succession process. Mr. Liveris has informed the Board that he will no longer serve as Executive Chairman of DowDuPont effective April 1, 2018, and Jeff Fettig, current co-Lead Independent Director for DowDuPont, will serve as a non-employee Executive Chairman of the Board of DowDuPont. Liveris will continue as a director of DowDuPont through his previously announced retirement from the company effective July 1, 2018.

“On behalf of the Board, we want to thank Andrew for his outstanding leadership and vision. Dow has achieved record operating results and shareholder value under Andrew’s leadership, which continues as part of the DowDuPont merger,” said Fettig. “Andrew is truly a global CEO in every sense of the term, and his leadership not only at Dow, but across the entire business community, will be felt for decades.”

Fettig continued: “Since joining the Board of Dow, it has been a privilege to work alongside Andrew and the rest of the Board, as we developed and executed against Dow’s market-driven strategy. I look forward to continuing to work with the entire DowDuPont Board to implement the intended separation of DowDuPont into three focused and industry-leading businesses.”

“Over the last 14 years, we have transformed Dow from a cyclical chemicals manufacturing company into one powered by science, driven by innovation and delivering solutions to the world. We have aggressively invested in R&D and radically transformed our portfolio of businesses while proudly maintaining our commitment to our heritage and values,” said Liveris. “With that transformation complete and Dow entering into its next phase of growth, now is the right time for me to effect my previously announced plan to transition and then to retire. I want to thank the 54,000 women and men of Dow around the world for their hard work and dedication – without their tireless efforts, Dow would not be where it is today.”

In addition to his successful leadership of Dow, Liveris, 63, has been an international advocate for the criticality of manufacturing to the long-term health of national economies. Liveris is the author of “Make It in America,” a book which presents a comprehensive set of practical policy solutions and business strategies to achieve the Company’s vision of an Advanced

Manufacturing economy. He was tapped by the current U.S. Trump Administration to help identify new ways to spur innovation, revitalize the U.S. manufacturing sector, and drive economic growth and prosperity. He currently serves on Secretary Acosta’s Workforce of the Future Committee and previously he served as Co-Chair of U.S. President Obama’s Advanced Manufacturing Partnership steering committee and a member of the U.S. President’s Export Council. To this end, he has led Dow to collaborate with governments on Advanced Manufacturing Plans for the U.S., Australia, Europe, Latin America, Asia, the Middle East, and Africa, while simultaneously driving the Company’s world-class investment and industry leadership in fast-growing regions around the globe.

Liveris’ breadth of experience and expertise is broadly represented across the business, government, academic and non-profit sectors. He serves in numerous advisory roles with governments on manufacturing, investment and business development including Australia, Argentina, Saudi Arabia, and Thailand through service on various councils and committees. Liveris sits on the Board of Directors of IBM, is a member and previous Vice Chair of the Business Roundtable, an Executive Committee Member and past Chairman of the U.S. Business Council, and a member of the Concordia Leadership Council and the Australian government’s Industry Growth Centres Advisory Committee. Liveris is a member of the Peterson Institute for International Economics, the American Australian Association and The B Team. He serves on the Board of Trustees of The King Abdullah University of Science and Technology (KAUST), California Institute of Technology and the United States Council for International Business. He is also on the board of the U.S.-India Strategic Partnership Forum (USISPF).

About DowDuPont™

DowDuPont (NYSE: DWDP) is a holding company comprised of The Dow Chemical Company and DuPont with the intent to form strong, independent, publicly traded companies in agriculture, materials science and specialty products sectors that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges. For more information, please visit us at www.dow-dupont.com.

About Dow

The Dow Chemical Company (Dow) combines science and technology knowledge to develop premier materials science solutions that are essential to human progress. Dow has one of the strongest and broadest toolkits in the industry, with robust technology, asset integration, scale and competitive capabilities that enable it to address complex global issues. Dow’s market-driven, industry-leading portfolio of advanced materials, industrial intermediates, and plastics businesses deliver a broad range of differentiated technology-based products and solutions for customers in high-growth markets such as packaging, infrastructure, and consumer care. Dow is a subsidiary of DowDuPont (NYSE: DWDP), a holding company comprised of Dow and DuPont with the intent to form three strong, independent, publicly traded companies in agriculture, materials science and specialty sectors. More information can be found at www.dow.com.

Contact Information:

Media:
Rachelle Schikorra	Gregg Schmidt
ryschikorra@dow.com	gregg.m.schmidt@dupont.com
+1 989-638-4090	+1 302-996-8368

Investors:
Neal Sheorey	Greg Friedman
nrsheorey@dow.com	greg.friedman@dupont.com
+1 989-636-6347	+1 302-774-4994

# # #